Exhibit 10.5

FORM OF

HANESBRANDS INC.

OMNIBUS INCENTIVE PLAN OF 2006

CALENDAR YEAR [YEAR] GRANT

PERFORMANCE STOCK AND CASH AWARD – CASH COMPONENT

GRANT NOTICE AND AGREEMENT

To: [NAME] (referred to herein as “Grantee” or “you”)

Hanesbrands Inc. (the “Company”) is pleased to confirm that you have been granted a Performance Cash Award (this “Award”), effective [DATE] (the “Grant Date”). This Award is subject to the terms of this Grant Notice and Agreement (this “Agreement”) and is made under the Hanesbrands Inc. Omnibus Incentive Plan of 2006, as amended (the “Plan”), which is incorporated into this Agreement by reference. Any capitalized terms used herein that are otherwise undefined shall have the same meaning provided in the Plan.

1. Acceptance of Terms and Conditions. To be eligible to receive this Award, you must sign this Agreement and return it to the Compensation Department within 30 days after the Grant Date. By signing this Agreement, you agree to be bound by the terms and conditions herein, the Plan and any and all conditions established by the Company in connection with Awards issued under the Plan, and you further acknowledge and agree that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against the Company or any Subsidiary directly or indirectly, or give rise to any cause of action at law or in equity against the Company or any Subsidiary.

2. Grant of Performance Cash Award. Subject to the restrictions, limitations, terms and conditions specified in the Plan, the Participation Guide/Prospectus for Hanesbrands Inc. Omnibus Incentive Plan of 2006 (the “Plan Prospectus”), and this Agreement, the Company hereby grants you as of the Grant Date a Performance Cash Award to be earned over the three-year Performance Period beginning [DATE] and ending [DATE] (the “Performance Period”). For each year in the Performance Period, you may be eligible to receive a target award amount (referred to herein as a “Target Award”).

•	For the fiscal year ending [DATE] (“FY1”), your Target Award is $[AMOUNT].

•

If you are granted a Target Award for the fiscal year ending [DATE] (“FY2”) and/or the fiscal year ending [DATE] (“FY3”), the Target Award value will be established by the Committee either immediately prior to the beginning of each fiscal year or shortly after the end of the preceding fiscal year.

3. Calculation of Award Earned.

[The Threshold, Target and Maximum metrics as approved by the Committee for Section 16 Officers under the Annual Incentive Plan (“AIP”) for FY1, FY2, and FY3 shall be the Threshold, Target and Maximum metrics for this Award for FY1, FY2, and FY3, respectively.]

OR

[The Threshold, Target and Maximum metrics for this Award for FY1 are set forth below:

Metric	Weighting	Threshold	Target	Maximum
[METRIC 1] ([% or $])	[%]	[NUMBER]	[NUMBER]	[NUMBER]

[METRIC 2] ([% or $])	[%]	[NUMBER]	[NUMBER]	[NUMBER]
[METRIC 3] ([% or $])	[%]	[NUMBER]	[NUMBER]	[NUMBER]

For purposes of this Agreement:

•	[METRIC 1] will be determined by considering [CALCULATION METHOD].

•	[METRIC 2] will be determined by considering [CALCULATION METHOD].

•	[METRIC 3] will be determined by considering [CALCULATION METHOD].

If you are granted a Target Award for FY2 or FY3, the Target Award Threshold, Target and Maximum metrics will be established by the Committee at the time of grant.]

The applicable achievement percentage shall be interpolated in relation to the foregoing; provided, however, that if any metric achieved is less than the Threshold amount, the achievement percentage for that metric shall be [%]; provided, further, that if any metric achieved is at the Threshold amount, the achievement percentage for that metric shall be [%]; provided further that if any metric achieved is at the Target amount, the achievement percentage for that metric shall be [%]; and, provided, further, that in no event shall the achievement percentage exceed [%].

Except to the extent provided in Paragraphs 5 through 7 below, the amount of the Award earned under this Agreement shall be determined after the end of the Performance Period. The amount to be paid shall equal a weighted average, expressed as the sum of the following amounts calculated for each fiscal year during the Performance Period: (a) the achievement percentage for that fiscal year, multiplied by (b) the Target Award for that fiscal year.

The Committee, in its discretion, may specify whether metrics include or exclude (or will be adjusted to include or exclude) extraordinary items, the impact of charges for restructurings or productivity initiatives, non-operating items, discontinued operations and other unusual and non-recurring items, the effects of currency fluctuations, the effects of financing activities (by way of example, without limitation, the effect on earnings per share of issuing convertible debt securities), the effects of acquisitions and acquisition expenses, the effects of divestiture and divestiture expenses, and the effects of tax or accounting changes, each determined in accordance with generally accepted accounting principles. However, unless the Committee determines otherwise prior to the end of the applicable time for establishing metrics for this Award, to the extent any item referenced in the preceding sentence affects any metric applicable to this Award, such item shall be automatically excluded or included in determining the extent to which the metrics have been achieved depending on which produces the higher Award (subject to any exercise of “negative discretion” by the Committee).

4. Payment of Award. You shall receive payment of your Award, determined under Paragraphs 2 and 3 above, in a lump sum, less applicable withholding. Except as specifically provided below, such payment shall be made during the 2 1/2-month period after the end of the Performance Period, provided you are employed by the Company or any of its Subsidiaries (collectively, the “HBI Companies”) on the last day of the Performance Period. The Company currently intends to make payment of Awards under this Agreement in cash but reserves the right to make payment in Stock.

5. Death or Total Disability. In the event that you cease active employment with the HBI Companies because of your death or total disability (as defined below) during the Performance Period, then you (or your beneficiary in the event of your death) shall be entitled to receive payment of the Award amount described in this Paragraph. Your Award amount shall be determined in accordance with Paragraphs 2 and 3, based on achievement through the end of the fiscal year in which you die or become totally disabled, except that the achievement value for the fiscal year in which you die or become totally disabled shall be prorated based on your period of active employment with the HBI Companies during that fiscal year and prior to your death or total disability. Your Award amount will be paid during the 2 1/2-month period following the end of the calendar year in which you die or become totally disabled.

For purposes of this Paragraph 5, you shall be deemed to have a total disability if you are determined to be totally disabled under the Company’s disability plan, you have received disability benefits for at least three months under such plan, and your disability is expected to result in death or to last for a continuous period of at least 12 months.

6. Retirement. If you retire (as defined below) from the HBI Companies, then you shall be entitled to receive payment of the Award amount described in this Paragraph. Your Award amount shall be determined in accordance with Paragraphs 2 and 3, based on achievement through the end of the fiscal year in which you retire, except that the achievement value for the fiscal year in which you retire shall be prorated based on your period of active employment with the HBI Companies during that fiscal year and prior to your retirement date. Your Award amount will be paid as follows:

•

If you retire in the first or second fiscal year of the Performance Period, payment of your Award amount shall be made during the 2 1/2-month period following the end of the calendar year in which you retire; provided, however, that if you are a Top-50 Employee (as determined in accordance with Code Section 409A), the payment will not be made earlier than the date that is six months following your separation from service (as defined in Code Section 409A).

•	If you retire during the last fiscal year of the Performance Period, payment of your Award amount shall be made at the date specified under Paragraph 4.

For purposes of this Paragraph 6, you shall be deemed to have retired if you cease active employment with the HBI Companies on or after attaining age 50 or older and completing at least 10 years of service with the HBI Companies. For purposes of determining years of service under this Paragraph, if you were employed by Sara Lee Corporation on September 5, 2006 and remained employed by the HBI Companies thereafter, your service with the HBI Companies and Sara Lee Corporation will both be counted.

7. Other Terminations of Employment and Change of Control.

a. Involuntary Termination With Severance. If (i) your employment is involuntarily terminated by the HBI Companies (other than in connection with a Change of Control as defined in the Plan) and you are eligible to receive severance benefits under any written severance plan of the Company (a “Severance Event Termination”) and (ii) the Performance Period is at least fifty (50) percent complete prior to the involuntary termination with severance, then you shall be entitled to receive payment of the Award amount described in this subparagraph. Your Award amount shall be determined in accordance with Paragraphs 2 and 3, based on achievement through the end of the fiscal year in which your employment is terminated, except that the achievement value for the fiscal year of your Severance Event Termination shall be prorated based on your period of active employment with the HBI Companies during that fiscal year and prior to your Severance Event Termination. Payment of your Award amount shall be made at the date specified under Paragraph 4.

b. Involuntary Termination Without Severance. If your employment is involuntarily terminated by the HBI Companies and you are not eligible to receive severance benefits under any written severance plan of the Company (i.e., your employment is terminated for cause), this Award is forfeited on the date of termination.

c. Voluntary Termination. If you voluntarily terminate your employment with the HBI Companies, other than as described in Paragraph 6 above, this Award is forfeited on the date of termination.

d. Change of Control. If (i) within three months preceding or 24 months following a Change of Control (as defined in the Plan) your employment is terminated by the HBI Companies other than for cause, or if you are otherwise eligible for benefits following employment termination due to a Change of Control pursuant to an individual agreement with the HBI Companies, and (ii) the Performance Period is at least fifty (50) percent complete prior to your termination, then you shall be entitled to receive payment of the Award amount described in this subparagraph. Your Award amount shall be determined in accordance with Paragraphs 2 and 3. In addition, notwithstanding the provisions of any individual agreement between you and the HBI Companies and unless the Committee authorizes a higher amount, the metrics for the fiscal year of your termination shall be deemed achieved at Target and the achievement value for that fiscal year shall be prorated based on your period of active employment with the HBI Companies during that fiscal year and prior to your employment termination. Payment of your Award amount shall be made as promptly as practicable after your termination of employment, but not later than the 15th day of the third month after your termination of employment due to the Change of Control.

e. Other Sale, Closing, or Spin-off. In the event your employment with the HBI Companies is terminated as a result of the sale, closing, or spin-off of a specific business unit of the HBI Companies not considered a Change of Control as defined in the Plan, then you shall be entitled to receive payment of the Award amount described in this subparagraph. Your Award amount shall be determined in accordance with Paragraphs 2 and 3, based on achievement through the end of the fiscal year in which your employment is terminated, except that the achievement value for the fiscal year in which your employment terminates shall be prorated based on your period of active employment with the HBI Companies during that fiscal year and prior to your employment termination. Your Award amount will be paid as follows:

•

If your employment terminates during the first or second fiscal year of the Performance Period, payment of your Award amount shall be made during the 2 1/2-month period following the end of the calendar year in which your employment terminates; provided, however, that if you are a Top-50 Employee (as determined in accordance with Code Section 409A), the payment will not be made earlier than the date that is six months following your separation from service (as defined in Code Section 409A).

•	If your employment terminates during the last fiscal year of the Performance Period, payment of your Award amount shall be made at the date specified under Paragraph 4.

8. Forfeiture/Right of Offset. Notwithstanding anything contained in this Agreement to the contrary, if you engage in any activity inimical, contrary or harmful to the interests of the Company or any Subsidiary, including but not limited to: (1) without the prior written consent of the Company, counseling or becoming employed by, or otherwise engaging or participating in, or performing consulting services for, any Competing Business (regardless of whether you receive any compensation of any kind), where “Competing Business” means any business that competes with any business that the HBI Companies conducted at any time during your employment with the HBI Companies, (2) violating the Company’s Global Code of Conduct, (3) without the prior written consent of the Company, soliciting any present or future employees or customers of the Company to terminate such employment or business relationship(s) with the Company, (4) disclosing or misusing any confidential information regarding the Company, (5) participating in any activity not approved by the Board of Directors which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Company (as defined in the Plan), or (6) disparaging or criticizing, orally or in writing, the business, products, policies, decisions, directors, officers or employees of Company or any of its subsidiaries or affiliates to any person (all such activities described in (1)-(6) above collectively referred to as “wrongful conduct”), then (i) you shall forfeit this

Award as of the date on which you first engaged in such wrongful conduct and (ii) you shall pay to the Company in cash any financial gain you received with respect to this Award within the 12-month period immediately preceding such wrongful conduct.

Further, any incentive compensation paid to you under this Agreement shall be subject to policies established and amended from time to time by the Company regarding the recovery of erroneously-awarded compensation. If you receive erroneously-awarded compensation, the Company will, to the extent practicable, seek to recover such incentive compensation for the relevant period, plus a reasonable rate of interest.

By accepting this Agreement, you consent to and authorize the Company to deduct any amounts you owe to the Company under this Paragraph from any amounts payable by the Company to you for any reason. This right of set-off is in addition to any other remedies the Company may have against you for your breach of this Agreement. In addition, by accepting this Agreement, you consent to and authorize the Company to deduct any amounts you owe to the Company for any reason from any amounts payable by the Company to you under this Agreement.

9. Conformity with the Plan. This Award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. Inconsistencies between this Agreement, the Plan Prospectus or the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement, the Plan, and the Plan Prospectus.

10. Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the terms of this Agreement, the Plan, or the Plan Prospectus will be determined and resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive for all purposes.

11. No Rights to Continued Employment. By voluntarily acknowledging and accepting this Award, you acknowledge and understand that this Award shall not form part of any contract of employment between you and any of the HBI Companies. Nothing in the Agreement, the Plan Prospectus, or the Plan confers on any Grantee any right to continue in the employ of the HBI Companies or in any way affects the HBI Companies’ right to terminate the Grantee’s employment without prior notice at any time or for any reason. You further acknowledge that this Award is for future services to the HBI Companies and is not under any circumstances to be considered compensation for past services.

12. Consent to Transfer Personal Data. By accepting this Award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this Paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. The Company holds certain personal information about you, that may include your name, home address and telephone number, fax number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, drivers license information, date of birth, birth certificate, social security number or other employee identification number, nationality, C.V. (or resume), wage history, employment references, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the Company, details of all options or any other entitlements to shares of Stock awarded, canceled, purchased, vested, unvested or outstanding in the Grantee’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing your consent may affect your ability to participate in the Plan.

13. Miscellaneous.

a. Modification. This Award is documented by the records of the Committee or its delegate which shall be the final determinant of the conditions of this Agreement. The Committee may amend or modify this Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall impair your rights under this Agreement without your consent. Except as in accordance with the two immediately preceding sentences and Paragraph 15, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.

b. Governing Law. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland. All other matters arising under this Agreement including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of North Carolina, without regard to any state’s conflict of law principles. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in North Carolina, and you agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

c. Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

d. Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

e. Impact Upon Termination of Employment. By voluntarily acknowledging and accepting this Award, you agree that no benefits accruing under the Plan will be reflected in any severance or indemnity payments that the Company may make or be required to make to you in the future, regardless of the jurisdiction in which you may be located.

14. Confidentiality. You agree that you will not disclose the existence or terms of this Agreement to any other employees of the Company or third parties with the exception of your accountants, attorneys, financial advisors, spouse, or Same-Sex Domestic Partner (as that term is defined in the Hanesbrands Inc. Employee Health Benefit Plan), and shall ensure that none of them discloses such existence or terms to any other person, except as required by applicable law.

15. Amendment. By accepting this Award, you agree that the granting of the Award is at the discretion of the Committee and that acceptance of this Award is no guarantee that future Awards will be granted under the Plan. Notwithstanding anything in this Agreement, the Plan Prospectus, or the Plan to the contrary, this Award may be amended by the Company without the consent of the Grantee, including but not limited to modifications to any of the rights granted to the Grantee under this

Agreement, at such time and in such manner as the Company may consider necessary or desirable to reflect changes in law. The Grantee understands that the Company may amend, resubmit, alter, change, suspend, cancel, or discontinue the Plan at any time without limitation.

16. Plan Documents. The Plan Prospectus is available by contacting Celia Powers at 336.519.4210, and a copy of the Plan can be requested from the Compensation Committee, c/o Corporate Secretary, Hanesbrands Inc., 1000 E. Hanes Mill Road, Winston-Salem, NC 27105.

*        *        *

The undersigned hereby acknowledges, accepts, and agrees to all terms and provisions of the foregoing Agreement.

Grantee

Date

THE SIGNED AGREEMENT MUST BE RETURNED TO THE COMPENSATION DEPARTMENT, HANESBRANDS INC., 1000 E. HANES MILL ROAD, WINSTON-SALEM, NC 27105, WITHIN 30 DAYS AFTER THE GRANT DATE.